Exhibit 99.1

Morlex Announces Resignation of Jason J. Kulpa as CEO
Richard J. Berman to Act as Interim CEO

SAN DIEGO, July 1, 2008, -- Morlex, Inc. (OTC Pink Sheets: MORX - News), a leading innovator in direct-to-consumer internet marketing announced today that its Chief Executive Officer, Jason J. Kulpa, resigned from his position as Chief Executive Officer of the Company to pursue other opportunities. Richard J. Berman, Executive Chairman and previous CEO of the Company, will act as the interim CEO, until the Company finds a new permanent Chief Executive Officer. Mr. Kulpa will remain with the Company as Vice Chairman, Founder and Director.

Jason Kulpa commented that, “I am happy to see the company I founded become publicly traded. I believe that the Company is now very well positioned to grow. I look forward to watching the Company succeed.”

Richard Berman commented that, “We wish Jason all the best in his career. Jason was a founder of Ad Authority which was recently acquired by the Company. I will act as the interim CEO of Morlex while the Company begins a search for a top caliber CEO to add to this exciting young management team, with Ben Martin continuing as President of Ad Authority, Touvan Sughiarto as President of Superfly Advertising, and Jacob Vale as President of RightSide. I am looking forward to once again assuming this expanded role with the Company.”

About Morlex

Morlex, Inc. (OTC Pink Sheets: MORX - News) is a San Diego-based internet marketing firm that reaches millions of consumers through proprietary technology using email, portals, SEO technologies, voice broadcasting and advertising network affiliations. LeadX, the company’s proprietary lead management software, enables users to more effectively manage higher volumes of leads and maximize ROI through greater marketing efficiency. For more information please visit http://www.adauthority.com.

Certain statements in this document and elsewhere by Morlex are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Morlex undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Morlex Inc.’s filings with the Securities and Exchange Commission.

Investor Relations:
Todd M. Pitcher
Hayden Communications, Inc.
Phone: 858-518-1387